Form 10-K, Exhibit 13
period 2000-01-01
EFAX COM INC
filed 2000-04-07
CIK 872901

EXHIBIT 13.21

                            CERTIFICATE OF AMENDMENT

                                      TO

                          CERTIFICATE OF INCORPORATION
                                      OF
                                 eFax.com, Inc.


     Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, eFax.com, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:


FIRST: The Board of the Corporation, at a regular meeting held on February 23, 1999, adopted resolutions proposing and declaring advisable an amendment to Article One of the Certificate of Incorporation of the Corporation to change the name of the Corporation, and recommending the adoption of such amendment to the stockholders of the Corporation, such amendment reading in its entirety as follows:


RESOLVED, that Article One of the Corporation's Certificate of Incorporation be amended to read as follows:


               "The name of the corporation is:  eFax.com."


     SECOND: Thereafter, the foregoing amendment to the Certificate of Incorporation of the Corporation was approved and adopted by the stockholders of the Corporation at the annual meeting of the stockholders held on May 13, 1999.


     THIRD: The foregoing amendment to the Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


     FOURTH: The capital of the Corporation shall not be reduced under or by reason of said amendment.


     FIFTH. Pursuant to Section 102(a)(1) of the General Corporation Law of the State of Delaware, we certify that the Corporation's total assets, as defined in subsection (i) of Section 503, are not less than $10,000,000.


IN WITNESS WHEREOF, eFax.com has caused this Certificate to be executed in its corporate name by its Chief Executive Officer and attested by its Secretary dated and effective as of the 16th day of December, 1999.

                                                 eFax.com, Inc.

                                       By:    /s/ EDWARD R. PRINCE, III
                                            ------------------------------
                                                Edward R. Prince, III
                                               Chief Executive Officer

    /s/  TODD J. KENCK
----------------------------
       Todd J. Kenck
        Secretary